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                                                               Exhibit 5(a)-11.1



                   AMENDMENT OF INVESTMENT ADVISORY AGREEMENT






                                                                   June 30, 1994


Sierra Investment Advisors Corporation
9301 Corbin Avenue, Suite 333
P.O. Box 1160
Northridge, California  91328-1160

Dear Sirs:

         Sierra Trust Funds (the "Company," formerly known as GW Sierra Trust Funds), an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts, hereby agrees with Sierra Investment Advisors Corporation ("Sierra Advisors," formerly known as Great Western Financial Advisors Corporation), a corporation organized under the laws of the State of California, to amend as follows the Investment Advisory Agreement (the "Agreement") by and between the Company and Sierra Advisors dated February 3, 1992 with respect to employing the capital of the Short Term Global Government Fund (the "Fund," a series investment fund of the Company, formerly known as the GW Short Term Global Government Fund):

         1. Amendment of Investment Advisory Agreement

         Section 5 of the Agreement is amended by deleting the first sentence of
Section 5 and adding the following sentence in place of the deleted sentence:
"In consideration of the services rendered pursuant to this Agreement, the Company will pay Sierra Advisors on the first business day of each month a fee for the previous month at the annual rate of 0.65% of the Fund's average net assets up to $500 million and .55% of the Fund's average net assets exceeding $500 million, out of which fee Sierra Advisors shall pay to the sub-investment advisor of the Fund (the "Sub-Advisor") the fee required under the Investment Sub-Advisory Agreement relating to the Fund among the Company, Sierra Advisors and the Sub-Advisor."

         2. Effective Date

         This amendment to the Agreement shall be effective as of July 1, 1994.


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Sierra Investment Advisors Corporation
June 30, 1994
Page 2


         If the foregoing accurately sets forth our agreement, kindly indicate your acceptance hereof by signing and returning the enclosed copy hereof.

                                       Very truly yours,

                                       SIERRA TRUST FUNDS


                                       By:  /s/  F. Brian Cerini
                                          --------------------------------
                                          Name:  F. Brian Cerini
                                          Title: President

Accepted:

SIERRA INVESTMENT ADVISORS CORPORATION


By:  MICHAEL D. GOTH
  -------------------------------------
   Name:  Michael D. Goth
   Title: Chief Operating Officer